Exhibit 23.01


                      CONSENT OF PATKE & ASSOCIATES, LTD.

We hereby consent to the reference in this registration statement of
(i) our report dated May 17, 2010 on the statements of assets and liabilities of TriView Global Fund, LLC (a Development Stage Enterprise), as of March 31, 2010 and the related statements of operations, changes in net assets and cash flows for the three months ended March 31, 2010 and 2009 and the cumulative period from October 1,2 004 (date of inception) to March 31, 2010, (ii) our report dated March 8, 2010 on the statements of assets and liabilities of TriView Global Fund, LLC (a Development Stage Enterprise) as of December 31, 2009 and 2008 and the related statements of operations, changes in net assets and cash flows for each of the three years in the period ended December 31, 2009 and the cumulative period from October 1, 2004 (inception) through December 31, 2009; and, (iii) our report dated March 8, 2010 on consolidated balance sheets, of TriView Capital Management, Inc. (an S-Corporation) and Subsidiary (a Development Stage Enterprise) as of December 31, 2009 and 2008, and the related consolidated statements of income and retained earnings and cash flows for each of the three years in the period ended December 31, 2009, and the cumulative period from September 30, 2004 through December 31, 2009. We further consent to the use of our name appearing herein and elsewhere in the registration statement and are included in reliance upon our authority as experts in accounting and auditing.


						Patke & Associates, Ltd.


						/s/ Patke & Associates, Ltd.

June 2, 2010
Lincolnshire, Illinois